Exhibit 99.1

SNAP INTERACTIVE REPORTS FIRST QUARTER 2011 RESULTS
Q1 Revenue Increases 303% Over Q1 2010 and Grows 34% Over Prior Quarter; April Revenue Highest in Company History

NEW YORK, NEW YORK, May 16, 2011 — SNAP Interactive, Inc. (“SNAP” or the “Company”) (OTCBB: STVI), a leading social application provider with over 41,000,000 installs across its AreYouInterested.com social dating application brand, today announced its first quarter financial results for 2011.  Our significant financial results follow:

First Quarter Results 2011 vs. First Quarter Results 2010:

•	Revenue increased 303% to $3,736,905 compared to $927,436 ;
•	Net loss increased to $920,746 compared to a net loss of $803,449;
•	Diluted loss per share remained the same at $0.02 on 37,046,034 shares compared to $0.02 per diluted share on 32,822,302 shares; and
•	Cash increased 238% to $10,205,118 compared to $3,018,876.

In addition, deferred revenue at March 31, 2011 increased 23% to $2,393,024 compared to $1,937,915 at December 31, 2010.

SNAP Interactive 2010-2011 Revenue by Quarter:

First Quarter 2011	$ 3,736,905
Fourth Quarter 2010	$ 2,791,418
Third Quarter 2010	$ 1,706,691
Second Quarter 2010	$ 1,243,082
First Quarter 2010	$ 927,436

“The first quarter of 2011 was a uniquely memorable one for SNAP Interactive,” commented SNAP’s Chief Executive Officer, Clifford Lerner. “In January we closed a capital raise from institutional investors that netted us nearly $8 million in additional working capital.  After several years of operating the company from the approximately $750,000 in capital raised in 2007 and earlier, this funding arms us with the resources necessary to aggressively hire talent and pursue opportunities while preserving the freedom to continue executing our vision.  Accordingly, this quarter marked the beginning of what we feel represents the next phase of SNAP's growth story.  On the product side we launched WhoIsNear.com, SNAP’s first significant new product launch since AreYouInterested.com. WhoIsNear.com is a unique and innovative location-based service with a fully-integrated web, mobile, iPhone and social application enabling easy access to a user's social graph.  We were also able to set in motion a plan to recruit and hire talented personnel to fill a number of very key roles including successfully increasing our mobile development team from one to six during the quarter.”

“From a financial perspective we again experienced very exciting revenue growth on the AreYouInterested.com social dating brand.  Our Q1 revenue total represents our eighth consecutive quarter of revenue growth and marks the largest quarterly revenue in SNAP's history. We do not anticipate being profitable in the near term because of our hiring of additional talented engineers, our building out of WhoIsNear.com with a focus on gaining market share rather than immediate revenue generation, and our deciding to increase the marketing for AreYouInterested.com that we believe will be profitable over time but not in the immediate quarter in which these marketing costs are expensed.  However, we’re excited to begin putting our additional capital to work as we seek to grow top line revenues and expand our mobile development efforts while carefully managing the bottom line.  Accordingly, we're pleased to announce that April produced our highest monthly revenue to date and we look forward to continuing to execute our plan and increasing SNAP's footprint in the social space.”

SNAP’s revenues are primarily generated from subscriptions and premium sales on its AreYouInterested.com social dating application. Generally accepted accounting principles in the United States (“GAAP”) require that revenues from multi-month subscriptions be recognized over the length of the subscription term rather than when the subscription is purchased.  Because subscription revenues are collected in full at the time of purchase, a portion of the gross cash receipts from subscriptions with terms of three or six months may not fully be recognized in the quarter in which the subscriptions were actually purchased.  Accordingly, our gross receipts in the quarter exceeded our reported revenue.  The difference between the gross cash receipts collected and the revenue from those sales recognized during that reporting period will appear as deferred revenue in our financial statements.  Deferred Revenue at March 31, 2011 was $2,393,024.  While a portion of the subscription revenue collected is not recorded in the quarter in which the subscriptions are purchased, the entire advertising and marketing cost associated with acquiring those users is expensed immediately.  As a result, our reported net loss for the quarter is more than the actual net decrease in cash during the quarter.

About SNAP Interactive, Inc.

SNAP Interactive, Inc. develops, owns and operates dating and social networking applications that can be accessed by users on various social networking websites and platforms, such as Facebook®, and iPhone® users, as well as an online dating website and a location-based social networking application and website. SNAP has in excess of 41 million total installations across all its AreYouInterested.com and WhoIsNear.com application brands. SNAP’s portfolio of applications for singles is led by the AreYouInterested.com brand which consists of AreYouInterested.com, the AreYouInterested.com iPhone® Dating Application, and the AreYouInterested.com Facebook® Application. SNAP also has a location-based social application, WhoIsNear.com. For more information visit www.snap-interactive.com. The references to our websites are inactive textual references only and not hyperlinks. The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to certain factors, including, without limitation, the following:  the ability to successfully transition to a subscription-based online dating model; the ability to obtain additional financing to implement the Company’s long-term growth strategy; the ability to anticipate and respond to changing consumer trends and preferences; reliance on the Company’s sole officer and director and the Company’s ability to attract and hire key personnel; reliance on a very limited number of third party platforms to run the Company’s applications and the ability of third party platforms to take action against these applications, including the ability to restrict access to platform functionality, to remove an application from the platform, to force the Company to use their method of payment or to restrict the methods of collecting payments through their platform; the intense competition in the online dating marketplace; the ability to establish and maintain brand recognition; the possibility that the Company’s members and subscribers may be harmed following interaction with other members and subscribers; the risk that the Company is deemed a dating service provider rather than an online personal services provider; the ability to develop and market new technologies to respond to rapid technological changes; the Company’s protection of its intellectual property; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the ability to create and maintain secure websites and protect its technology from hackers; the risk of disruption or restriction on our email deliverability; increased governmental regulation of the online dating, social networking or Internet industries; reliance upon credit card processors and related merchant account approvals; and other circumstances that could disrupt the functioning of the Company’s applications and websites.

These risks and uncertainties, as well as other risks of which the Company is not aware or which the Company does not currently believe to be material, may cause actual future results to be materially different than those expressed by these forward-looking statements. In evaluating the statements, you should specifically consider various factors that may cause actual results to differ materially from those expressed in these forward looking statements. Readers should carefully review the risk factors under “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.